Pricing Supplement No. 1 dated November 28, 2006                  Rule 424(b)(3)
(To Prospectus dated September 6, 2005                        File No.333-126987
and Prospectus Supplement dated September 6, 2005)

                           Colgate-Palmolive Company

                       Medium-Term Notes - Floating Rate

                                   Series F

      We are hereby offering to sell Notes having the terms specified below to you with the assistance of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC (the "Agents"), acting as principal, at a fixed initial public offering price of 100% of the principal amount.

Principal Amount: $82,825,000                      Trade Date: November 28, 2006
Issue Price: 100%                                  Original Issue Date: December 4, 2006
Stated Maturity Date: December 4, 2046             Net Proceeds to Colgate(1): $81,996,750
CUSIP Number: 19416QDJ6                            Agent's Discount or Commission: 1.00%

Base Rate:
         [   ]  Certificate of Deposit Rate
         [   ]  CMT Rate
         [   ]  Commercial Paper Rate
         [   ]  Eleventh District Cost of Funds Rate
         [ X ]  LIBOR Telerate: Page 3750 [  ] LIBOR Reuters
         [   ]  Prime Rate
         [   ]  Treasury Rate
         [   ]  Other (see attached)

Interest Reset Dates: March 4, June 4, September 4 and December 4 of each year, commencing on March 4, 2007

Interest Determination Dates: Quarterly, two London Banking Days prior to each Interest Reset Date

Interest Rate Reset Period: Quarterly

Interest Payment Dates: March 4, June 4, September 4 and December 4 of each year, commencing on March 4, 2007

Index Maturity: 3 month

Index Currency: US Dollars

Spread: - 0.30%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:
      [   ]  30/360 for the period from ________ to ________

      [ X ]  Actual / 360 for the period from December 4, 2006 to
             December 4, 2046.

      [   ]  Actual / Actual for the period from _______ to ______

Redemption:           The Notes may be redeemed at the option of Colgate prior
                      to the stated maturity date. See "Other Provisions -
                      Optional Redemption" below.

Optional Repayment:   The Notes may be repaid at the option of the holders
                      prior to the stated maturity date. See "Other Provisions
                      - Optional Repayment" below.

Currency:
         Specified Currency:    US Dollars
         Minimum Denomination:  $1,000

Original Issue Discount: [  ]   [ X ]  No
      Total amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:   [ X ]    Book-entry   [   ]   Certificated

[ X ]  Other provisions:

Optional Redemption:      Colgate may at its option elect to redeem the Notes,
                          in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on December 4, 2036 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any unpaid accrued interest to the redemption date:



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

                                   If Redeemed During
                            the 12-Month Period Commencing on:                Redemption Price
                            ---------------------------------                 ----------------
                                     December 4, 2036                              105.00%
                                     December 4, 2037                              104.50
                                     December 4, 2038                              104.00
                                     December 4, 2039                              103.50
                                     December 4, 2040                              103.00
                                     December 4, 2041                              102.50
                                     December 4, 2042                              102.00
                                     December 4, 2043                              101.50
                                     December 4, 2044                              101.00
                                     December 4, 2045
                            and thereafter to, but excluding, maturity             100.50

Optional Repayment:       Notwithstanding anything to the contrary contained
                          in the Prospectus Supplement dated September 6,
                          2005, the holders of the Notes may elect to cause
                          Colgate to repurchase the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on December 4 of each of the years set forth below, at the amounts corresponding to the years set forth below
                          (expressed as a percentage of the principal amount of the Notes), together with any unpaid accrued interest to the repayment date:


                                      Repayment Date                        Repayment Price
                                      --------------                        ---------------
                                     December 4, 2007                           98.00%
                                     December 4, 2008                           98.00
                                     December 4, 2009                           98.00
                                     December 4, 2010                           98.00
                                     December 4, 2011                           98.00
                                     December 4, 2012                           99.00
                                     December 4, 2013                           99.00
                                     December 4, 2014                           99.00
                                     December 4, 2015                           99.00
                                     December 4, 2016                           99.00
                                     December 4, 2017 and
                           December 4 of each third year thereafter,
                                  commencing December 4, 2020                  100.00



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

      The Agents have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

                     Agent                                   Principal Amount of
                     -----                                   -------------------
                                                                      Notes
                                                                      -----
      Citigroup Global Markets Inc.                               $13,250,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated           $5,000,000
      Morgan Stanley & Co. Incorporated                           $25,000,000
      UBS Securities LLC                                          $39,575,000
                                                               -----------------
                      Total                                       $82,825,000
                                                               =================

Use of Proceeds:
---------------

      The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of November 28, 2006, Colgate's outstanding commercial paper had a weighted average interest rate of 5.220981% with maturities ranging from 1 day to 35 days.

Settlement:
----------

      Delivery of the Notes will be made against payment therefore on or about December 4, 2006, which will be on the fourth business day following the date on which the Notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the day of pricing or the next succeeding business day will be required, by virtue of the fact that the Bank Notes will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Certain United States Federal Income Tax Considerations:
-------------------------------------------------------

      The following discussion supplements the discussion contained in the Prospectus Supplement dated September 6, 2005, under the heading "Certain United States Federal Income Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

      Notes Used as Qualified Replacement Property.

      Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") when computing the amount of passive investment income under Section 1042.

      Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 2005. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

      Notes are securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

Legal Matters:
-------------

      Sidley Austin LLP, New York, New York has acted as counsel for Colgate. Mayer Brown Rowe and Maw LLP has acted as counsel for the Agents.



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